Exhibit 99

NU LOGO
                                                          P. O. Box 270
                                               Hartford, CT  06141-0270
                                                      107 Selden Street
                                                      Berlin, CT  06037
                                                         (860)-665-5000
                                                             www.nu.com
News Release

CONTACT:       Mary Jo Keating, Media   Jeff Kotkin, Investors
OFFICE:        (860) 665-5181           (860) 665-5154



               Charles W. Shivery named Northeast Utilities'
                        Chairman, President and CEO

Thirty years of industry experience to benefit NU shareholders, customers


     BERLIN, Connecticut, March 30, 2004 - The Northeast Utilities (NYSE:NU) Board of Trustees today announced the appointment of Charles
W. Shivery as chairman, president and chief executive officer of the company, effective immediately. Shivery becomes NU's sixth chairman in its 38-year history.

     Shivery has been leading NU since January 1, 2004, when he was named interim president following the departure of former Chairman, President and CEO Michael G. Morris, who assumed the same positions at American Electric Power, Inc., of Columbus, Ohio.

     In December 2003, the NU Board of Trustees formed a Search Committee of the Board comprised of several of its members and contracted with an executive search firm to conduct an exhaustive national search to evaluate candidates both from within and outside the company. The qualified candidates were evaluated on their leadership and foresight in the dynamic regulated utility and competitive business arenas.

     "The Board sought an individual to lead our company who shared our vision for the company as well as our commitment to the principles of the highest ethics, innovation, diversity, and superior customer service," said Lead Trustee and Interim Board Chairman Dr. Elizabeth T. Kennan.
"We have chosen the very best candidate. Chuck was the definitive choice for his outstanding leadership qualities, integrity, professionalism and focus on strategic results. This, combined with his leading the financial turnaround of our competitive businesses and improving returns to shareholders, elevated Chuck in our eyes."

      "I am deeply honored by the decision of the Board and the trust they have placed in me," said Shivery. "A healthy, respected company is a reflection of its employees. They are the reason our company is recognized in its industry for its vision, its ability to adapt and its devotion to its customers, and it is a privilege to join an established leadership team as we continue to move the company forward."
















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     Shivery, 58, was previously president of NU's Competitive Group, responsible for the strategic growth and performance of NU's competitive energy businesses, which include Select Energy, Select Energy Services, Northeast Generation Services Company, and Northeast Generation Company. This group provides electricity, natural gas and specialized generation services in the 11 state region from Maine to Maryland.

     Shivery joined NU in 2002, having retired earlier that year as co-president of the Constellation Energy Group, parent company of Baltimore Gas & Electric (BG&E) and other energy-related businesses.
He held numerous senior management positions at Constellation including: chairman, president and chief executive officer of Constellation Power Source; chairman and chief executive officer of Constellation Energy Source; president and director of Constellation Energy Solutions; director of Orion Power Holdings; and vice president, chief financial officer and secretary of BG&E. He joined BG&E in 1972 after four years in the U.S. Navy.

Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of energy products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

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